                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                          WASHINGTON GAS LIGHT COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DISTRICT OF COLUMBIA AND VIRGINIA                            53-0162882
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR                  (I.R.S. EMPLOYER
                  ORGANIZATION)                                    IDENTIFICATION NO.)

                               1100 H STREET, NW
                             WASHINGTON, D.C. 20080
                                 (703) 750-4440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           DOUGLAS V. POPE, SECRETARY
                          WASHINGTON GAS LIGHT COMPANY
                               1100 H STREET, NW
                             WASHINGTON, D.C. 20080
                                 (202) 624-6395
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ---------------------------
                                   COPIES TO:

                             JOHN H. BYINGTON, ESQ.
                      WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                         NEW YORK, NEW YORK 10004-1490

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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       TITLE OF EACH CLASS                 AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
          OF SECURITIES                    TO BE               OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
        TO BE REGISTERED                 REGISTERED             PER UNIT(1)               PRICE(1)                  FEE
---------------------------------------------------------------------------------------------------------------------------------
Unsecured Notes..................       $144,000,000                                    $144,000,000              $40,032
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

(1) Estimated solely for the purpose of calculating the registration fee.
                          ---------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT WILL BE USED AS A COMBINED PROSPECTUS IN CONNECTION WITH THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NUMBER 333-18965. IN THIS CONNECTION, $81,000,000 PRINCIPAL AMOUNT OF WASHINGTON GAS LIGHT COMPANY SECURITIES REMAINING REGISTERED AND UNISSUED UNDER REGISTRATION STATEMENT NO. 333-18965 ARE BEING CARRIED FORWARD. THE AMOUNT OF THE FILING FEE ASSOCIATED WITH SUCH SECURITIES THAT WAS PREVIOUSLY PAID IS $24,545.45 WITH RESPECT TO REGISTRATION STATEMENT NUMBER 333-18965. THE COMPANY MAY CONTINUE TO ISSUE SECURITIES UNDER REGISTRATION STATEMENT NO. 333-18965 UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
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

PROSPECTUS

$225,000,000
[WASHINGTON GAS LOGO]

Medium-Term Notes, Series E

WASHINGTON GAS LIGHT COMPANY
1100 H STREET, NW
WASHINGTON, DC 20080
703.750.4440

TERMS OF SALE
The terms for each note that are not specified in this prospectus will be included in a pricing supplement. We will receive between $224,662,500 and $223,312,500 of the proceeds from the sale of the notes, after paying the agents commissions of between $337,500 and $1,687,500. We may sell the notes at one or more times. Some or all of the following terms will apply to the notes:

- Unsecured debt
- Mature one year or more from date of issue
- Priced at 100% of face value, unless otherwise specified
- Fixed or floating interest rate. The floating interest rate formula may be based on:

- CD rate                      - Commercial paper rate
                               - Federal Funds effective
- LIBOR                        rate
- Prime rate                   - Treasury rate

- Certificate or book-entry form
- Subject to redemption and repurchase at option of Washington Gas or holder
- Interest paid on fixed rate notes on March 15 and September 15
- Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually
- Minimum denominations of $1,000, increased in multiples of $1,000

We urge you to carefully read this prospectus and the pricing supplement, which will describe the specific terms of the offering, before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SALOMON SMITH BARNEY
             BANC ONE CAPITAL MARKETS, INC.
                          MERRILL LYNCH & CO.
                                      PAINEWEBBER INCORPORATED
                                                THE WILLIAMS CAPITAL GROUP, L.
                                                P.

               The date of this Prospectus is             , 1999.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................    2
THE COMPANY.................................................    2
PRICING SUPPLEMENT..........................................    2
USE OF PROCEEDS.............................................    3
RATIO OF EARNINGS TO FIXED CHARGES..........................    3
DESCRIPTION OF THE NOTES....................................    3
  General...................................................    3
  Redemption................................................    3
  Repurchase................................................    4
  Book-Entry Notes -- Registration, Transfer, and Payment of
     Interest and Principal.................................    4
  Book-Entry Notes -- Method of Repurchase..................    5
  Interest Rate.............................................    5
     General................................................    5
     Fixed Rate Notes.......................................    6
     Floating Rate Notes....................................    6
  Events of Default.........................................   11
  Remedies..................................................   11
  Covenants, Consolidation, Merger, etc.....................   12
  Modification of Indenture.................................   12
  Defeasance................................................   13
  Regarding the Indenture Trustee...........................   13
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES..............   13
  United States Holders.....................................   14
  Non-United States Holders.................................   16
  Backup Withholding........................................   17
PLAN OF DISTRIBUTION........................................   17
LEGAL OPINIONS..............................................   18
EXPERTS.....................................................   18
GLOSSARY....................................................   18

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations: Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.washgas.com or at the SEC web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes. This prospectus is part of a registration statement we filed with the SEC.

- The Company's Annual Report on Form 10-K for the year ended September 30,
  1998.

- The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

- The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

The company and its distribution subsidiary are public utilities that deliver natural gas through a nearly 22,000-mile distribution system to nearly 850,000 customers. Our service territory covers more than 6,600 square miles, has a population estimated at 4.6 million people, and includes the City of Washington, DC, the surrounding suburbs in Maryland and Virginia, and a portion of the Shenandoah Valley in Virginia. We have been engaged in the gas distribution business for more than 150 years, having been originally incorporated by an Act of Congress in 1848. We became a domestic corporation of the Commonwealth of Virginia in 1953 and a corporation of the District of Columbia in 1957.

The unregulated activities of the company and its subsidiaries include the following:

- selling natural gas in competition with unregulated marketers and unregulated marketing subsidiaries of other utility companies;

- providing commercial energy services by designing and renovating mechanical heating, ventilating and air conditioning systems; and

- financing gas appliances and certain other equipment for residential and small commercial customers.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update, or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of these notes for three primary purposes:

- the refunding of maturing long-term debt and satisfaction of sinking fund requirements;

- the refunding of higher-coupon long-term debt as market conditions permit; and

- for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements, and retirement of short-term debt.

If the proceeds will be used for refunding long-term debt, the particulars of that debt will be set forth in a pricing supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for the twelve-month period ended each date is as follows:

PERIOD ENDED  RATIO (TIMES)
------------  -------------
9/30/95           4.2x
9/30/96           5.3x
9/30/97           4.8x
9/30/98           3.9x
3/31/99           3.8x

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

DESCRIPTION OF THE NOTES

GENERAL

We will issue the notes under an indenture dated September 1, 1991 and supplemented on September 1, 1993, between ourselves and The Bank of New York, as Trustee. This prospectus briefly outlines some of the indenture provisions. If you would like more information on these provisions, please review the indenture and its supplement that we filed with the SEC. See Where You Can Find More Information on how to locate the indenture and its supplement. You may also review the indenture at the Trustee's offices at 101 Barclay Street, New York, New York.

The indenture does not limit the amount of notes that we may issue. Each series of notes may have different terms. For current information on our debt outstanding, see our most recent Forms 10-K and 10-Q. See Where You Can Find More Information.

The notes are unsecured and will rank equally with all our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of March 31, 1999, we have $39 million of secured bonds outstanding under a Mortgage and Deed of Trust, dated January 1, 1933.

The indenture for these unsecured notes provides that we will not issue any new bonds under our Mortgage and Deed of Trust without making sure that all of our unsecured notes are secured equally with the debt secured by that Mortgage and Deed of Trust.

The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. We anticipate that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company ("DTC"), or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption, or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City times, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note.

REDEMPTION

We may sell notes that are redeemable at our option. Notes may be redeemable in whole or in part in increments of $1,000 upon no more than 60 and not less than 30 days prior notice. If we do not redeem all the notes of a series or tranche at one time, the Trustee will select the notes to be redeemed by lot, pro-rata.

REPURCHASE

We may sell notes that give you the right to cause us to repurchase them. We will repurchase the notes in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificated notes. See Book-Entry Notes -- Method of Repurchase and Certificated Notes -- Method of Repurchase, below, for a thorough discussion.

BOOK-ENTRY NOTES -- REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND
PRINCIPAL

Except under the circumstances described below, the notes will be issued in the form of a global note that will be deposited with DTC, New York, New York. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities, through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee, and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 Problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete, and a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from which DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts of Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting such information. The address is as follows: The Depository Trust Company, Year 2000 Project Office, 55 Water Street, New York, NY 10041. Telephone numbers for the DTC Year 2000 Project Office are (212) 855-8068 and (212) 855-8881. In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address: http://www.dtc.org.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

- DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

- we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

BOOK-ENTRY NOTES -- METHOD OF REPURCHASE

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise any repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repurchase. The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

INTEREST RATE

General

We have provided a Glossary at the end of this prospectus to define the capitalized words used in discussing the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

If we issue Fixed Rate Notes, the pricing supplement will designate the fixed rate of interest payable on the note. Interest will be paid March 15 and September 15, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be March 1 (for interest to be paid on March 15) and September 1 (for interest to be paid on September 15). Interest payments will be the amount of interest accrued to, but excluding, each March 15 and September 15. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

General

Each floating rate note we issue will have an interest rate formula. The formula may be based on:

- the commercial paper rate;

- the prime rate;

- the CD rate;

- the federal funds rate;

- the LIBOR;

- the Treasury rate; or

- another interest rate index.

A pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change. The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

- for notes which reset daily, each Business Day;

- for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

- for Treasury rate notes which reset weekly, the Tuesday of each week;

- for notes which reset monthly, the third Wednesday of each month;

- for notes which reset quarterly, the third Wednesday of March, June, September and December;

- for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

- for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The initial interest rate or interest rate formula on each note effective until the first Interest Reset Date will be shown in a pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined. The Interest Determination Date for the Commercial Paper Rate and the CD Rate will be the second Business Day preceding each Interest Reset

Date. The Interest Determination Date for the Prime Rate and the Federal Funds Rate will be the Business Day immediately preceding each Interest Reset Date; and the Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

When Interest Is Paid.  Interest is paid as follows:

- for notes which reset daily or weekly, on the third Wednesday of March, June, September and December;

- for notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

- for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

- for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;

- for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

- at maturity, redemption or repurchase.

If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

The record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day unless otherwise indicated on the pricing supplement.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but exclude, the date of maturity, redemption or repurchase.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes, in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in a pricing supplement.

"Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the Commercial Paper Rate will be the rate on the applicable Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as hereinafter defined), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial."

- If the applicable rate is not published in H.15 (519), H.15 Daily Update, or other recognized electronic source by 3:00 P.M. on the related Calculation Date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

- The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M., on that date, of three leading dealers of commercial paper in New York selected by the Calculation Agent for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

- Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in a pricing supplement.

"Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIME 1 Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

- If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME 1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

- If fewer than two rates appear, the Prime Rate shall be determined on the basis of the rates furnished in New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

- Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in a pricing supplement.

"CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity specified in a pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the CD Rate will be the rate on the applicable CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)."

- If that rate is not published in H.15(519), H.15 Daily Update or other recognized electronic source by 3:00 P.M., on that Calculation Date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent as follows:

- The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

- Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Rate Notes

Each federal funds rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if
any) specified on the federal funds effective rate note and in a pricing supplement. "Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) prior to 11:00 A.M. under the heading "Federal Funds (Effective)."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) on the Calculation Date, then the Federal Funds Effective Rate will be the rate on the applicable as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)".

- If that rate is not published in H.15(519), H.15 Daily Update or other recognized electronic source by 3:00 P.M., the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date will be calculated by the Calculation Agent as follows:

- The Federal Funds Effective Rate will be the average of the rates, as of 11:00 A.M. on that date, for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transactions in New York selected by the Calculation Agent.

- Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in a pricing supplement.

The Calculation Agent will determine LIBOR as follows:

With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

- The average of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

- The rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in a pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

- If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., New York City time, on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

- Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in a pricing supplement.

"Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

The following procedures will occur if the rate cannot be set as described above:

- If that rate is not published in H.15(519) by 9:00 A.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

- If the results of the auction of Treasury bills having the applicable Index Maturity are not published in H.15(519) by 9:00 A.M., or otherwise published or reported as provided above by 3:00 P.M., on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

- The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

- Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

EVENTS OF DEFAULT

"Event of Default" means one of the following:

1. failure to pay any interest on any note of any series within sixty days after it becomes due and payable;

2. failure to pay any principal of or premium on any note of any such series within three business days after it becomes due and payable;

3. failure to perform any other requirements in the notes, or in their indenture, for 60 days after notice of failure, either from the trustee or from holders of 33% of the principal amount outstanding of notes in the series;

4. certain events of bankruptcy, insolvency or reorganization; and

5. any other Event of Default specified in the indenture for this series.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.

REMEDIES

If an Event of Default shall have occurred and be continuing, then either the trustee or the holders of at least 33% in principal amount of the affected series may require us to repay the entire principal amount of that series immediately. If more than one series is affected, then either the trustee or the holders of at least 33% in principal amount of all these series, considered as one class, and not the holders of any one series, may require us to repay the entire amount of all the affected series.

If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the trustee. If more than one series is affected, the holders of a majority in aggregate principal amount of the outstanding notes of all such series, considered as one class, will have that right. No such direction may be in conflict with any rule of law or with the indenture, and must not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate. The trustee may take any other action it deems proper that is not inconsistent with such direction.

The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment.

The trustee must, within 90 days after the occurrence of any default, give the affected note holders notice of any default known to it, unless the default is cured or waived. However, if the default is in the payment of principal, premium, or interest, the trustee may withhold such notice if the trustee determines that doing so is in the holders' best interest. Furthermore, if the Event of Default is as specified in item 3 under "Events of Default," no notice shall be given to holders until at least 75 days after the event occurs.

We will be required to furnish annually to the trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.

COVENANTS, CONSOLIDATION, MERGER, ETC.

We will keep the property that we use in our business in good working order, and will improve it as necessary to conduct our business properly. Except as described in the next paragraph, we will also maintain our corporate existence, rights, and franchises necessary to conduct our business properly.

We will not consolidate with or merge into any other corporation, nor will we transfer or lease our property as an entirety to any other entity, unless the following conditions are met:

- the successor corporation or acquiring entity expressly assumes, by supplemental indenture, the responsibility for punctual payment of the principal, premium, and interest on all the indenture securities and the performance of all of the covenants of the Company under the Indenture;

- immediately after the transaction no Event of Default, and nothing that could become an Event of Default after notice and lapse of time, will have occurred and be continuing; and

- we will have delivered to the trustee a legal opinion as provided for in the indenture.

MODIFICATION OF INDENTURE

We may, without the consent of any holders, enter into one or more supplemental indentures with the trustee for any of the following purposes:

- to evidence succession and the assumption by the successor of our covenants in the indenture and the notes;

- to add to the covenants for the benefit of the holders of all or any series of notes, or to surrender any right or power given us by the indenture;

- to add any additional Events of Default with respect to all or any series of notes outstanding under the indenture;

- to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will materially and adversely affect the interests of the holders of notes of any such series, elimination or addition will become effective only when there are no notes of such series remaining outstanding under the indenture;

- to provide collateral security for the notes issued under the indenture;

- to establish the form or terms of any series of notes as permitted by the indenture;

- to evidence and provide for the acceptance of appointment of an additional or successor trustee;

- to provide for the procedures required to permit the use of a noncertificated system of registration for any series of notes;

- to change any place where (1) the principal, premium, if any, and interest, are payable, (2) notes may be surrendered for registration of transfer, (3) notes may be surrendered for exchange and (4) notices and demands on us may be served; or

- to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of notes of any series in any material respect.

Without limiting what we have said before, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture, we and the trustee may, without your consent, enter into one or more supplemental indentures to effect or reflect the changes.

The consent of the holders of not less than a majority in principal amount of the indenture notes of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture. However, if less than all of the series outstanding under the indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the notes of all series so directly affected, considered as one class, will be required. Furthermore, if the notes of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holders of notes of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding notes of all tranches so directly affected, considered as one class, shall be required.

In no case will we, without your consent, do any of the following:

- change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any note, or reduce its principal or redemption premium, or change the amount payable upon acceleration of a discount note or method of calculating its rate of interest, or otherwise modify certain terms of payment of its principal, interest or premium,

- reduce the percentage in principal amount of the notes outstanding under such series required to consent to any supplemental indenture or waiver under the current indenture or to reduce the requirements for quorum and voting, or

- modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture that changes or eliminates any covenant or other provision of the current indenture solely for the benefit of one or more particular series shall not affect the rights of any other note holders.

DEFEASANCE

For purposes of the indenture, we are allowed to repay our debt of any series by depositing money or Government Obligations (as described in the indenture) sufficient to pay, when due, the principal, premium, and interest due on the notes.

Before we can defease any notes, we are obligated to obtain a legal opinion that the defeasance will be tax free to the holders of the notes.

REGARDING THE INDENTURE TRUSTEE

The Bank of New York, our trustee for the notes and for our secured debt, extends credit to us, along with other banks, under revolving credit agreements. From time to time we have entered into contracts with The Bank of New York for the sale, on a recourse basis, of certain non-utility accounts receivable. The Bank of New York also serves as transfer agent and registrar for our common stock and preferred stock.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

This section describes the material United States federal income and estate tax consequences of the ownership and disposition of notes as of the date hereof. Except where noted, this section deals only with notes held as capital assets by initial purchasers, excluding those in special situations, such as dealers in securities, financial institutions, individual retirement or other tax-deferred accounts, tax-exempt organizations, insurance companies, persons who will hold notes as a hedge against currency risk, persons who will hold notes as part of a straddle with other investments or who have otherwise hedged the risk of ownership of the notes, or United States Holders (as defined below) whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions there-under as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

UNITED STATES HOLDERS

As used herein, a "United States Holder" of a note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. A "Non-United States Holder" is a holder of a note that is not a United States Holder.

Payments of Interest. Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes.

Original Issue Discount. A note will be treated as having been issued with "original issue discount" ("OID") if the excess of its "stated redemption price at maturity" over its "issue price" (for these purposes the first price at which a substantial amount of the notes are sold to the public) equals or exceeds a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). (Notes issued with OID shall be referred to as "OID notes.") For this purpose, "stated redemption price at maturity" means the sum of all payments under the notes other than "qualified stated interest" payments. In general, "qualified stated interest" includes stated interest that is unconditionally payable at least annually at a single fixed rate or in the case of a note that is a "variable rate debt instrument" at a single "qualified floating rate or objective rate".

In general, a note will be a "variable rate debt instrument" only if (i) the issue price of the note does not exceed its principal amount by more than the lesser of (a) 15 percent of the principal amount and (b) 1.5 percent of the principal amount multiplied by the number of complete years to maturity and (ii) the interest rate on the instrument is comprised of one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate (each as defined in applicable regulations). (Qualified stated interest also includes interest calculated at certain other variable rates on variable rate debt instruments.)

A multiple of a variable rate does not constitute a qualified floating rate unless it is a fixed multiple that is greater than 0.65 but not more than 1.35, or is the product of a floating rate and such a fixed multiple increased or decreased by a fixed rate. Similarly, a variable rate does not constitute a qualified floating rate if it is subject to a cap, floor or governor unless such device: (1) is fixed throughout the term of the debt instrument or (2) is not reasonably expected as of the issue date to cause the yield of the debt instrument to be significantly less or more, as the case may be, than the expected yield determined without such device.

Unless the notes are issued with stated interest that is entirely qualified stated interest, all payments or portions of payments of stated interest that do not constitute qualified stated interest are treated as a part of the stated redemption price at maturity of the notes. Any such notes may therefore possess OID subject to the consequences described herein, even if the issue price of the notes equals (or exceeds) the principal amount of such Notes.

United States Holders are required to include OID in income in advance of the receipt of some or all of the related cash payments. For OID notes having a term in excess of one year, OID will be included in income currently as interest as it accrues over the life of the note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity. Under this formula, United

States Holders must include in income increasingly greater amounts of OID in successive accrual periods.

The company is required to report the amount of OID accrued on OID notes held of record by persons other than corporations and other exempt holders; however, the amount reported by the company may not equal the amount of OID required to be included in income by a holder that is not an initial purchaser of the notes or that does not purchase the notes at their issue price.

In the event that the company determines to issue notes that are OID notes (including certain notes not denominated in U.S. dollars or providing for contingent payments) and the United States federal income tax consequences of such features would be material to United States Holders, notice thereof and additional information will be provided in the appropriate supplement hereto.

Short-Term Notes. In the case of notes with a maturity of not more than one year ("short-term notes"), all payments (including all stated interest however calculated) will be included in the stated redemption price at maturity and, thus, United States Holders will be taxable on OID in lieu of stated interest. Accrual method United States Holders and certain other United States Holders, including banks and dealers in securities, are required to include OID on a short-term note in income as it accrues either on a straight-line basis or, if the holder so elects, under the constant yield method. In general, individuals and other cash method United States Holders are not required to include OID in income as it accrues unless they elect to do so. In the case of an individual or cash method holder who does not elect to include OID on a short-term note in income as it accrues, however, any gain realized on the disposition of a short-term note will be treated as ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, on a constant yield basis). Furthermore, such a non-electing holder will be required to defer deductions for a portion of the holder's interest expenses attributable to any indebtedness incurred or maintained to purchase or carry such short-term notes, in an amount not exceeding the deferred interest income, until the deferred interest income is recognized. In the case of a holder who includes OID on a short-term note in income as it accrues, the amount so included will be added to the holder's tax basis in the short-term note.

Election to treat all interest as OID. Subject to certain limitations, United States Holders (including holders that are not initial purchasers) may elect to include all interest that accrues on a note by using the constant yield method. For this purpose, "interest" includes both OID (including OID on short-term notes and de minimis OID) and stated interest (as such may be adjusted by amortization of premium and acquisition premium, see "Amortization of Premium" below). If the holder so elects with respect to a note that has been purchased at a premium (as opposed to merely an acquisition premium), this election is also treated as an election under the amortizable bond premium provisions, described below, and the electing holder will be required to amortize bond premium currently for all his other debt instruments with amortizable bond premium. This election is to be made in the taxable year in which the holder acquired the note and may not be revoked without the consent of the Internal Revenue Service ("IRS").

Amortization of Premium. On December 30, 1997, final regulations were issued relating to the United States federal income tax treatment of amortizable bond premium. The final regulations are effective for debt instruments acquired on or after March 2, 1998. However, if a holder makes an election to amortize bond premium for the taxable year containing March 2, 1998, or any subsequent taxable year, the regulations apply to debt instruments held on or after the first day of the taxable year in which the election is made. The final regulations generally apply to debt instruments issued at a premium. Certain instruments, however, including certain instruments providing for contingent payments, are excluded from the application of the final regulations. The following discussion reflects the final regulations.

A note may be considered to have been issued at a "premium" to the extent that the United

States Holder's tax basis in the note immediately after purchase exceeds the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date. A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. For any note that is a "variable rate debt instrument," amortization is implemented by constructing an "equivalent fixed rate instrument," as provided in applicable regulations. The amount amortized in any year reduces both the holder's adjusted tax basis in the note and interest income from the note. Under the final regulations, any excess bond premium allocable to an accrual period is deductible by the holder for that accrual period. The amount deductible, however, is limited by the amount of the holder's prior income inclusions on the instrument, and any excess is carried forward to the next accrual period. In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of bond premium that is amortizable in an accrual period is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder's yield. Thus, under the final regulations, a holder may be required to amortize bond premium by reference to the stated maturity, even if it appears likely that the note will be called. The final regulations also contain certain rules applicable if such contingency occurs or fails to occur contrary to the assumption utilized. Unamortized premium will decrease the gain or increase the loss otherwise recognized on disposition of the note.

A note purchased for an amount that exceeds its issue price but not the sum of all amounts other than qualified stated interest payable on the note after the purchase date possesses "acquisition premium." In that event, the amount of OID otherwise includable on the note will be reduced over the term of the note through amortization of the acquisition premium. Alternatively, a United States Holder may elect to compute OID accruals by using the holder's purchase price, rather than the issue price, using the constant yield method for accruing the discount. Such an election may not be revoked unless approved by the IRS.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the note. A United States Holder's tax basis in a note will, in general, equal the United States Holder's cost for the note, increased by OID included in income and reduced by any amortized premium and any payments on the note other than qualified stated interest payments. Except as otherwise described under "Short-Term Notes," above, such gain or loss will be capital gain or loss and will be long-term capital gain or loss for notes held for more than one year at the time of disposition. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. A United States Holder's ability to offset capital losses against ordinary income is limited.

NON-UNITED STATES HOLDERS

Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on, or gain from the sale or disposition of, any note provided that (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (4) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an IRS Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

An individual holder of a note who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING

In general, if a non-corporate United States holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld on amounts paid to the holder. An individual's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the IRS where applicable. Non-United States Holders generally are exempt from backup withholding provided, if necessary, they demonstrate their qualification for exemption.

THE UNITED STATES FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are offering the notes on a continuous basis through the agents named on the cover of this prospectus (the "Agents"), who have agreed to use reasonable best efforts to solicit purchases of the notes. Initial purchasers may propose certain terms of the notes, but we will have the sole right to accept offers to purchase notes and may reject proposed purchases in whole or in part. Each Agent will also have the right, in its discretion reasonably exercised and without notice to us, to reject any proposed purchase of notes in whole or in part. We will pay each Agent a commission ranging from .150% to .750% of the principal amount of notes sold through such Agent, depending upon stated maturity or the effective maturity as dictated by combinations of options or other provisions found in the pricing supplement. Commissions on notes with a stated maturity or effective maturity greater than 30 years will be negotiated at the time of sale.

We may sell notes directly to investors on our own behalf. In these cases, no commission or discount will be paid or allowed. In addition, we may accept (but not solicit) offers from additional agents for the sale of particular notes; provided that any such solicitation and sale of notes shall be on terms substantially similar (including the same commission schedule) as agreed to by the Agents. Such additional agents will be named in the applicable pricing supplement.

We may also sell notes to an Agent as principal. Unless otherwise specified in an applicable pricing supplement, any note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof, less a percentage equal to the commission applicable to an agency trade of identical stated maturity. Notes may be resold by an Agent to investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by such Agent at the time of sale, or may be sold to certain dealers as described below. After the initial public offering of notes to be resold to investors or other purchasers, the public offering price (in the case of notes to be resold at a fixed offering price), the concession and discount may be changed. In addition, any Agent may sell notes to any dealer at a discount and, unless otherwise specified in an applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us.

No note will have an established trading market when issued. The notes will not be listed on any securities exchange. The Agents may make a market in the notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that the notes will be sold.

Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof. Each of the Agents and certain of their affiliates engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters in connection with the legality of the notes offered hereby will be passed upon for the company by John K. Keane, Jr., Esq. Mr. Keane, Senior Vice President and General Counsel for the company, is regularly employed by the company and owns 17,902 shares of the company's Common Stock as of April 30, 1999. The legality of any notes will be passed upon for agents, underwriters or dealers by Winthrop, Stimson, Putnam & Roberts, New York, N.Y.

EXPERTS

The financial statements and schedules for the year ended September 30, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

GLOSSARY

Set forth below are definitions of some of the terms used in this Prospectus.

"BUSINESS DAY" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Washington, DC, or in New York, New York, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"CALCULATION AGENT" means the entity chosen by us to perform the duties related to interest rate calculation and resets for floating rate notes.

"CALCULATION DATE" means the date on which the Calculation Agent calculates an interest rate for a floating rate note, which will be one of the following:

- "PRIME RATE" -- tenth day after the related Prime Rate Interest Date or, if such day is not a Business Day, the next Business Day.

- "CD RATE" -- tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

- "COMMERCIAL PAPER RATE" -- tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

- "LIBOR" -- the LIBOR Interest Determination Date.

- "TREASURY RATE" -- tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

- "FEDERAL FUNDS EFFECTIVE RATE" -- tenth day after the related Federal Funds Effective Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

"H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

"H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update or any successor site or publication.

"INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

"INTEREST DETERMINATION DATE" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

"INTEREST RESET DATE" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

"MONEY MARKET YIELD" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                       DX360
Money Market Yield=  ----------  X100
                     360-(DXM)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

"REUTERS SCREEN LIBO PAGE" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

"REUTERS SCREEN USPRIME 1 PAGE" means the display designated as page USPRIME 1 on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

"SPREAD" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"SPREAD MULTIPLIER" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"TELERATE PAGE 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

                            [WASHINGTON GAS LOGO]

                                  $225,000,000

                          MEDIUM-TERM NOTES, SERIES E

                                ---------------

                                   PROSPECTUS
                                 May    , 1999

                                ---------------

SALOMON SMITH BARNEY
        BANC ONE CAPITAL MARKETS, INC.
                 MERRILL LYNCH & CO.
                           PAINEWEBBER INCORPORATED
                                   THE WILLIAMS CAPITAL GROUP, L.P.

 You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement. We have not authorized anyone to provide you with different information.

  We are not offering the notes in any state where the offer is not permitted.

   We do not claim the accuracy of the information in this prospectus and any pricing supplement as of any date other than the dates stated on their respective covers.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                            ITEM                               AMOUNT
                            ----                               ------
Registration Fee............................................  $ 40,032
* Printing..................................................    13,000
* Trustee Fees..............................................     2,500
* Legal Fees and Expenses...................................    48,000
* Accounting Fees...........................................    12,500
* Rating Agency Fees........................................    19,000
* Other.....................................................    57,500
                                                              ========
          Total:                                              $192,532

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND GENERAL COUNSEL.

     On June 27, 1973, the Board of Directors adopted a change in the Bylaws of the Company to include indemnification of an officer or director in order to indemnify each against expenses, judgments, fines or amounts paid in settlement in the case of actions, suits or proceedings (but expenses only in the case of a suit by or in the right of the Company) by reason of being a director or officer, if action was taken in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company.

     The Company carries a policy of insurance which, among other things, provides for payment to the Company of sums expended pursuant to the Company's Bylaws and indemnification for liability of officers, directors and the general counsel.

ITEM 16.  EXHIBITS.

Exhibits filed herewith:

EXHIBIT
  NO.     DESCRIPTION OF EXHIBITS
-------   -----------------------
1                    --            Form of Distribution Agreement (to be filed at a later
                                   date).
5                    --            Opinion of John K. Keane, Jr., Esquire, re Legality.
23 (a)               --            Consent of Arthur Andersen LLP.
23 (b)               --            Consent of John K. Keane, Jr., Esquire (included in Exhibit
                                   No. 5).
24                   --            Power of Attorney and Certified Board Resolutions.
25                   --            Statement of Eligibility and Qualification of the Trustee
                                   for the Unsecured Notes on Form T-1.

Exhibits incorporated herein by reference:

                                                          REGISTRATION
EXHIBIT                                                   STATEMENT NO.             EXHIBIT
  NO.           DESCRIPTION OF EXHIBIT                   OR OTHER FILING              NO.
-------         ----------------------                   ---------------            -------
  3.1     Charter of the Company               Form 10-K for the year 1990, File
                                               No. 1-1483.........................  3
  3.2     Bylaws of the Company                Form 10-Q for the quarter ended
                                               March 31, 1999, File No. 1-1483....  3
  4.1     Indenture dated Sept. 1, 1991        Form 8-K dated September 9, 1991 in
          between the Company and The Bank of  File No. 1-1483....................  4
          New York
  4.2     Supplemental Indenture to Indenture  Form 8-K dated September 1, 1993 in
          dated Sept. 1, 1991 between the      File No. 1-1483....................  4
          Company and The Bank of New York
  4.3     Form of Indenture for the Unsecured  Form 8-K dated September 19, 1991
          Notes                                in File No. 1-1483.................  4.1
  4.4     Form of Unsecured Notes              Form 8-K dated September 19, 1991
                                               in File No. 1-1483.................  4.2/4.3
 12.1     Computation of Ratio of Earnings to  Form 10-K for the year 1998, File
          Fixed Charges for the Fiscal Years   No. 1-1483.........................  12.0
          Ended September 30, 1998, 1997,
          1996 and 1995
 12.2     Computation of Ratio of Earnings to  Form 10-Q for the quarter ended
          Fixed Charges for the 12 Months      March 31, 1999, File No. 1-1483....  99.0
          Ended March 31, 1999

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, including (but not limited to) any addition or deletion of a managing underwriter (other than as provided in the instruction to Item 512(a)(1) of Regulation S-K);

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, WHO IS DULY AUTHORIZED TO SIGN, IN THE CITY OF WASHINGTON, DISTRICT OF COLUMBIA, ON THE 27TH DAY OF MAY 1999.

                                          WASHINGTON GAS LIGHT COMPANY

                                          By:     /s/ FREDERIC M. KLINE
                                            ------------------------------------
                                             (FREDERIC M. KLINE, VICE PRESIDENT
                                                AND CHIEF FINANCIAL OFFICER)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                       NAMES                                     TITLE                     DATE
                       -----                                     -----                     ----

         /s/ JAMES H. DEGRAFFENREIDT, JR.*             Chairman of the Board and          May 27, 1999
---------------------------------------------------   Chief Executive Officer and
          (JAMES H. DEGRAFFENREIDT, JR.)                       Director

              /s/ JOSEPH M. SCHEPIS*                 President and Chief Operating        May 27, 1999
---------------------------------------------------      Officer and Director
                (JOSEPH M. SCHEPIS)

               /s/ FREDERIC M. KLINE                   Vice President and Chief           May 27, 1999
---------------------------------------------------        Financial Officer
                (FREDERIC M. KLINE)                  (Principal Financial Officer)

             /s/ ROBERT E. TUORINIEMI*                        Controller                  May 27, 1999
---------------------------------------------------      (Principal Accounting
              (ROBERT E. TUORINIEMI)                           Officer)

              /s/ MICHAEL D. BARNES*                           Director                   May 27, 1999
---------------------------------------------------
                (MICHAEL D. BARNES)

               /s/ FRED J. BRINKMAN*                           Director                   May 27, 1999
---------------------------------------------------
                (FRED J. BRINKMAN)

           /s/ DANIEL J. CALLAHAN, III*                        Director                   May 27, 1999
---------------------------------------------------
             (DANIEL J. CALLAHAN, III)

              /s/ ORLANDO W. DARDEN*                           Director                   May 27, 1999
---------------------------------------------------
                (ORLANDO W. DARDEN)

               /s/ MELVYN J. ESTRIN*                           Director                   May 27, 1999
---------------------------------------------------
                (MELVYN J. ESTRIN)

               /s/ PHILIP A. ODEEN*                            Director                   May 27, 1999
---------------------------------------------------
                 (PHILIP A. ODEEN)

                       NAMES                                     TITLE                     DATE
                       -----                                     -----                     ----

            /s/ KAREN HASTIE WILLIAMS*                         Director                   May 27, 1999
---------------------------------------------------
              (KAREN HASTIE WILLIAMS)

              *By: FREDERIC M. KLINE                                                      May 27, 1999
---------------------------------------------------
                (FREDERIC M. KLINE,
                 ATTORNEY IN FACT)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
1            --  Form(s) of Underwriting Agreement
                 (to be filed at a later date).
5            --  Opinion of John K. Keane, Jr., Esquire, re Legality.
23 (a)       --  Consent of Arthur Andersen LLP
23 (b)       --  Consent of John K. Keane, Jr., Esquire
                 (included in Exhibit No. 5).
24           --  Power of Attorney and Certified Board Resolutions.
25           --  Statement of Eligibility and Qualification of the Trustee
                 for the Unsecured Notes on Form T-1.